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                                 EXHIBIT 23.2



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of Styles on Video, Inc. on Form S-3 (File No. 33-77942) and Form S-8 (File No. 33-79138, 33-60830, 33-60832, 33-60834 and 33-60836) of our report, which includes an explanatory paragraph concerning substantial doubt about the ability of Styles on Video, Inc. to continue as a going concern, dated August 28, 1995, except for Notes 2 and 17 which are dated March 12, 1996, on our audit of the financial statements of Styles on Video, Inc. as of December 31, 1994 and for the year then ended, which report is included in this Annual Report on Form 10-KSB.




/s/Coopers & Lybrand L.L.P.

COOPERS & LYBRAND L.L.P.


Los Angeles, California
March 20, 1997